Exhibit (a)(1)(F)

FORM OF INDIVIDUAL LISTING OF ELIGIBLE OPTIONS

Eligible Options*

[Name]

Grant Date	Type	Exercise Price ($ per share)	Options Outstanding	Vested	Unvested	Date Options Expire	Number of New Options To be Received Upon Exchange

*	Your outstanding options that you may exchange for new options in Neiman Marcus, Inc.’s stock option exchange offer. Please refer to the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 17, 2009, as amended November 24, 2009, and other related documents for terms and conditions.